UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION STATEMENT
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒  Preliminary Information Statement
☐ Definitive Information Statement
☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-5(d)(2)

POWIN CORPORATION
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.

☒ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1) Title of each class of securities to which transaction applies:
Common Stock
2) Aggregate number of securities to which transaction applies:
3,516,193
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated and state how it was determined):
$0.56
4) Proposed maximum aggregate value of transaction:
$9,096,549.84
5) Total fee paid:
$916.02
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

FOR FURTHER INFORMATION CONTACT

NICHOLAS GOYAK
SECRETARY, GENERAL COUNSEL
POWIN CORPORATION
20550 SW 115TH AVE
Tualatin OR, 97062
(503) 598-6659 X 147

NOTICE OF ACTION BY CONSENT TAKEN WITHOUT A MEETING

Dear Shareholders:

Principal shareholders holding 86.17% of the outstanding shares of our company, Powin Corporation, took Action by Consent without a Meeting approving the Amended and Restated Agreement and Plan of Merger dated May 31, 2016 (attached hereto) whereby our 82.35% owned subsidiary, Powin Energy Corporation merges into Powin Corporation.

Only shareholders of record at the close of business on June 17, 2016 are entitled to receive this Information Statement and notice of the action taken by consent of the principal shareholders.

By Order of the Board of Directors,

Joseph Lu Chief Executive Officer Chairman of the Board of Directors

Tualatin OR
June 17, 2016

POWIN CORPORATION
20550 SW 115th AVE
TUALATIN OR 97062

INFORMATION STATEMENT
CONCERNING ACTION TAKEN BY CONSENT WITHOUT A MEETING
INTRODUCTION

This Information Statement is being furnished to the shareholders of Powin Corporation, a Nevada corporation (the "Company"), to inform them that the principal shareholders took action by consent without a meeting approving the principal terms of the Amended and Restated Agreement and Plan of Merger dated May 31, 2016 attached to this Notice (“Merger Agreement”) whereby our 82.35% owned subsidiary Powin Energy Corporation an Oregon corporation will merge into Powin Corporation. Only shareholders of record at the close of business on June 17, 2016 (the "Record Date") will be entitled to receive this Information Statement. This Information Statement is first being mailed to the Company's shareholders on or about June 17, 2016.

All of the principal shareholders holding 86.17% of our voting power consented to the adoption of the Merger Agreement. Accordingly, no proxies or consents will be solicited and no action is required on your behalf. The cost of printing and distributing this Information Statement will be paid by the Company.

The Company's principal executive offices are located at 20550 SW 115th Avenue, Tualatin, OR 97062.

THIS DOCUMENT IS REQUIRED UNDER THE FEDERAL SECURITIES LAWS AND IS PROVIDED SOLELY FOR YOUR INFORMATION.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SUMMARY TERM SHEET

The following is a summary of the transaction described in more detail in this Information Statement together with the cross references to the sections in the Information Statement which describe the transaction in greater detail:

•	Our 82.35% owned subsidiary Powin Energy Corporation in merging into our company, Powin Corporation. See, Description of Merger Agreement.

•	As a result of the Merger, Powin Energy Corporation will cease existence and all of its business, assets and liabilities will be transferred to Powin Corporation, the survivor in the Merger. See Merger Agreement.

•	As a result of the Merger, S. F. Suntech, Inc. which owns 17.648% of Powin Energy Corporation will own 17.648% of Powin Corporation, the survivor. See Merger Agreement.

•	As a result of the Merger, S. F. Suntech will receive 3,516,193 shares of Powin Corporation, amounting to 17.648% of the fully diluted common stock of Powin Corporation. See Merger Agreement.

•	As a result of the Merger, S. F. Suntech will be indemnified against any claim to the assets of Powin Corporation by certain holders of preferred stock of Powin Corporation. See Merger Agreement.

•	As a result of the Merger, the name of Powin Corporation will be changed to Powin Energy Corporation. See Merger Agreement.

•	As a result of the Merger, the sole business and assets of Powin Corporation will be the business and assets of Powin Energy Corporation. See Merger Agreement.

•	The historical business, assets and liability of Powin Corporation were dropped down into a separate wholly-owned subsidiary of Powin Corporation called Q Pacific Corporation.

•	The Merger Agreement provides that the Shareholders’ Agreement originally entered into with respect to Powin Energy Corporation will bind Powin Corporation to the same extent as it bound Powin Energy Corporation. See Merger Agreement.

INFORMATION REGARDING THE MERGER

GENERAL

Our principal shareholders holding 86.17% of our voting power have taken action by consent without a meeting approving the Merger pursuant to the Merger Agreement attached to this Information Statement between our 82.35% owned subsidiary Powin Energy Corporation and our company.  Our company Powin Corporation will be the survivor in the Merger.

EFFECTIVE DATE OF MERGER

The Merger will occur 21 days after the date of mailing of this Information Statement at which time assets and liabilities of Powin Energy Corporation will become the assets and liabilities of our corporation and Powin Energy Corporation and all of its stock will cease to exist.

OTHER TRANSACTIONS

Prior to the Merger, on August 15, 2015 Powin Corporation transferred all of its historical business, assets and liabilities, excluding its 82.35% ownership interest in Powin Energy Corporation to its wholly-owned subsidiary Q Pacific Corporation.

FINANCIAL STATEMENTS

The financial statements of Powin Corporation (which will be re-named “Powin Energy Corporation” after the Merger) will be the former financial statements of Powin Energy Corporation. The financial statements of Q Pacific Corporation will be the former financial statements of Powin Corporation, excluding Powin Energy Corporation.

For comparison purposes, the following are our financial statements for the periods indicated:

POWIN CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014	2013
Assets
Current Assets
Cash	$3,561,153	$757,074	$964,039
Accounts receivable, net	1,851,096	2,265,515	1,784,358
Notes and other receivables, net	132,054	157,824	151,580
Inventories, net	2,153,316	2,139,323	1,831,453
Prepaid expenses and deposits	391,291	586,997	316,268
Total current assets	8,089,310	5,906,733	5,047,698

Property and equipment, net	1,233,716	1,526,929	1,991,688
Intangible assets, net	185,845	50,111	87,793
Total assets	$9,508,871	$7,483,773	$7,127,179

Liabilities and shareholders' deficit
Current Liabilities
Accounts payable	$1,545,137	$2,448,442	$1,652,238
Accrued payroll and other accrued liabilities	620,697	3,746,367	1,016,277
Notes payables and current portion of long-term debt	19,271	2,746,851	2,503,761
Payable to related parties - current	—	5,125,870	2,603,727
Total current liabilities	$2,185,105	$14,067,530	$7,776,003
Non-Current Liabilities
Notes payables and long-term debt - non current	—	19,270	236,482
Total non-current Liabilities	—	19,270	236,482
Total liabilities	2,185,105	14,086,800	8,012,485
Stockholders' deficit
Preferred stock, 25,000,000 shares
Authorized; 9,102 Series A Stock, $100 par value, conversion rate 1:20; 10,237 and shares issued and outstanding, respectively August 2015 Prefered Stock, $0.56 par value, conversion rate 1 to 1, 13,625,826 and 0 respectively shares issued and outstanding	1,023,700	910,200	808,400
Common stock, $0.001 par value, 575,000,000 shares	7,630,464	—	—
Authorized; 16,255,839 and 16,243,839 shares issued and outstanding, respectively	16,256	16,244	16,233
Additional paid-in capital	23,909,992	10,552,144	10,460,896
Accumulated other comprehensive loss	(56,176)	(26,143)	(22,109)
Accumulated deficit	(22,060,870)	(17,435,022)	(11,725,904)

Total Powin Corporation stockholders' deficit	$10,463,366	(5,982,577)	(462,484)

Non-controlling interest	(3,139,600)	(620,450)	(422,822)
Total liabilities and shareholders’ deficit	$9,508,871	$7483,773	$7,127,179

The accompanying notes in the Powin Corporation 10-K for the year December 2015 are an integral part of these consolidated financial statements

SUMMARY
POWIN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
	Years ended December 31,
	2015	2014

Net sales	$11,020,635	$11,302,281
Cost of sales	9,482,684	9,113,233
Gross profit	1,537,951	2,189,048

Operating expenses	7,049,997	7,726,889
Loss from operations	(5,512,046)	(5,537,841)

Other income (expense)
Other income	54,742	21,843
Interest expense	(239,616)	(382,736)
Loss on sales of assets	(16,273)	(7,300)'
Other expenses	125,767	-
Other expenses
Loss before income taxes	(75,380)	(5,906,034)
Provision for income taxes	(5,587,426)
Net loss	(5,587,426)	(5,906,034)
Net loss attributable to non-controlling interest in subsidiaries	(961,573)	(196,916)
Net loss attributable to Powin Corporation	$(4,625,848)	$(5,709,118)

Loss per share:
Basic	$(0.29)	$(0.35)
Diluted	$(0.29)	$(0.35)

Weighted average shares outstanding:
Basic	16,248,368
Diluted	16,248,368	16,236,739

The accompanying notes in the Powin Corporation 10-K for the year December 2015 are an integral part of these consolidated financial statements

The financial statements of Powin Energy Corporation for the periods indicated which will become the financial statements of Powin Corporation which will be re-named Powin Energy Corporation when the Merger is effective are attached as exhibits to this Information Statement:

NOTE:  as it is the intention as soon as possible to dispose of Q Pacific Corporation, the business, assets and income or loss of Q Pacific Corporation are not included in the financial statements of Powin Energy Corporation attached to this Information Statement.

The Merger Agreement

The Amended and Restated Agreement and Plan of Merger and Liquidation by and among Powin Corporation and Powin Energy Corporation dated May 31, 2016 (the "Merger Agreement") provided, among other things, that Powin Energy Corporation our 86.17% owned subsidiary would merge into Powin Corporation and that each shareholder of Powin Energy Corporation would receive in the Merger 1,640.78068 shares of Powin Corporation common stock for each share of Powin Energy Corporation owned by such shareholder(the "Merger Conversion Ratio") for total of 3,516,193 shares of Powin Corporation common stock amounting to 17.648% of the fully diluted shares of common stock of Powin Corporation. This merger conversion ratio was based on the number of shares and options of Powin Corporation outstanding as of the date that the Merger Agreement was entered into. Pursuant to the Merger Agreement if the number of such shares or options shall be increased prior to the closing, the conversion ratio would proportionately be adjusted such that the Powin Corporation common stock to be issued in the Merger would amount to 17.648% of the fully diluted shares of common stock of Powin Corporation outstanding as of the closing.

The Merger will be effective and the articles of merger filed with the Secretaries of State of Nevada and Oregon 21 days after the mailing of the definitive Information Statement to the shareholders of Powin Corporation. As of the effective time of the Merger all property rights, privileges, powers, and franchises of Powin Energy Corporation will vest in Powin Corporation, the surviving entity in the Merger, and all debts, liabilities and duties of Powin Energy Corporation will become the debts, liabilities and duties of Powin Corporation, the surviving entity in the Merger. Upon effectiveness of the Merger, the name of the surviving corporation will be changed to Powin Energy Corporation.

The Shareholder Agreement described elsewhere below dated March 31, 2015 as amended between inter-alia Powin Energy Corporation and S. F. Suntech Inc. shall as a result of the Merger be binding on Powin Corporation upon effectiveness of the Merger, to the same extent as it is binding on Powin Energy Corporation. At the effective time of the Merger the certificate of incorporation and bylaws of Powin Corporation shall be the articles of incorporation and bylaws of the surviving corporation in the Merger, Powin Corporation. The directors of the surviving corporation, Powin Corporation, immediately after the effective time of the Merger shall be the directors currently the directors of Powin Energy Corporation as of immediately prior to the effective time of the Merger, each to hold the office of director of the surviving corporation, Powin Corporation, in accordance with the provisions of the applicable laws of the Nevada General Corporation Law and the certificate of incorporation and bylaws of the surviving corporation, Powin Corporation, until their successors are duly qualified and elected. The officers of the surviving corporation, Powin Corporation, immediately after the effective time shall be the officers currently the officers of Powin Energy Corporation as of immediately prior to the date of the Merger plus such other officers as are appointed by the surviving corporation after the effective time of the Merger, each to hold office in accordance with the provisions of the bylaws of the surviving corporation.

At the effective time of the Merger all shares of capital stock of Powin Energy Corporation will be converted as mentioned above into 17.643% of Powin Corporation and shall no longer be outstanding and shall automatically be canceled and shall cease to exist. Each stockholder of

Powin Energy Corporation waived their approval or appraisal rights as may be provided by applicable law pursuant to the terms of the Merger Agreement. Under the Merger Agreement no fractional shares of common stock will be issued in the Merger.

In the Merger Agreement, Powin Corporation represented and warranted to Powin Energy Corporation and its stockholders regarding its due organization and qualification, its capitalization, its authority to enter into the Merger Agreement, that its contracts were not in default, that was not subject to litigation, that its taxes were fully paid that the Merger was not a violation of any law, that it had good title to its properties and its financial statements presented fairly its financial condition and other representations and warranties common in a merger agreement. Powin Energy Corporation made similar representations and warranties to Powin Corporation in the Merger Agreement. Pursuant to the Merger Agreement Powin Corporation indemnified Powin Energy Corporation stockholders against any prior claim to the assets of Powin Corporation which the holders of preferred stock of Powin Corporation may assert.

The Merger Agreement provided that the following would be conditions to the closing of the Merger: Powin Corporation shall have obtained the Powin Corporation stockholders' approval which has occurred by consent action without a meeting; that the Powin Corporation Information Statement shall have been approved by the SEC and shall not be the subject of any stop order or proceeding seeking a stop order; that the Information Statement as approved by the SEC shall have been mailed to Powin Corporation stockholders 21 days prior to the effective date of the Merger.

The Merger Agreement provided that it may be terminated prior to the closing date by mutual consent in writing of the parties, unilaterally by either party upon written notice upon the occurrence of a material adverse effect previously not disclosed to the other party. The Merger Agreement also provided that it may be amended by each of the parties and if so amended be subject to approval by the stockholders of both corporations.

The Merger Agreement was signed by Powin Corporation by Nicholas Goyak, Secretary General Counsel; by Powin Energy Corporation by Nicholas Goyak, Secretary General Counsel; and approved by the stockholders of Powin Corporation holding in excess of a majority of the shares of Powin Energy Corporation by Joseph Lu and was approved by the stockholders of Powin Energy Corporation SF, Suntech, Inc. holding all of the shares of Powin Energy Corporation not held by Powin Corporation.

The following table sets forth the calculation of the Merger conversion ratio. In reviewing the table, the following should be noted: SF Suntech, Inc., prior to the effectiveness of the Merger, held 2,143 shares amounting to 17.648% of the outstanding shares of common stock of Powin Energy Corporation and Powin Corporation held 10,000 shares of Powin Energy Corporation amounting to 82.352% of Powin energy Corporation. A total of 12,143 shares of Powin Energy Corporation were outstanding prior to the Merger.

Calculation of Merger Conversion Ratio

POWER ENERGY CORPORATION CAPITALIZATION

Name of Shareholder	Number of Shares held	Percentage
S. F. Suntech	2,143	17.648%
Powin Corporation	10,000	82.352%
Total Shares Outstanding	12,143

PRE-MERGER POWIN CORPORATION CAPITALIZATION

16,243,839 shares/Powin Corporation outstanding
164,000 options
16,407,839 Total Powin Corporation shares fully diluted

		POST-MERGER CAPITALIZATION OF POWIN CORPORATION:	%
	16,407,839	Number of Fully Diluted Shares of POWIN Corporation Held by Existing Shareholders	82.352%
	3,516,193	New stock in Powin Corporation to be Issued in Merger to S.F. Suntech (the holder of Powin Energy Corporation stock not owned by Powin Corporation)	17.648%
Total Powin Corporation stock outstanding after the Merger:	19,924,032	Post Merger	100%

Merger Exchange Ratio
2,143 x 1,640.78068 = 3,516,192.9

Summary: Prior to the Merger, S.F. Suntech held 2,143 shares in Powin Energy Corporation, amounting to 17.648% of Powin Energy Corporation. Powin Corporation held 10,000 shares of Powin Energy Corporation, amounting to 82.352% of Powin Energy Corporation.

As a result of the Merger, S.F. Suntech will be issued 1,640.78068 shares of Powin Corporation for each of its 2,143 shares of Powin Energy held by S.F. Suntech for an aggregate of 3,516,193 shares of Powin Corporation. Consequently, after the Merger, S.F. Suntech will own 17,648% of Powin Corporation and the existing shareholders of Powin Corporation will own 82.352%.

The Asset Contribution Agreement

On August 1, 2015 Powin Corporation and its wholly-owned subsidiary, Q Pacific Corporation, entered into an Asset Contribution Agreement pursuant to which Powin Corporation contributed its historical business, assets and related liabilities to Q Pacific Corporation in return for 16,249,839 shares of common stock of Q Pacific Corporation constituting all of the issued and outstanding stock of Q Pacific Corporation. Not included in the Asset Contribution Agreement were the shares of Powin Energy Corporation owned by Powin Corporation. Included in the assets contributed by Powin Corporation to Q Pacific Corporation was approximately $2,600,000 of indebtedness owed to Powin Corporation by Powin Energy Corporation.

In the Asset Purchase Agreement Q Pacific Corporation assumed the liabilities and obligations of Powin Corporation assigned to it under the Assets Contribution Agreement and agreed to be responsible for pay, perform and discharge when due all disclosed liabilities and obligations of Powin Corporation as stated on Powin Corporation's unaudited March 31, 2015 balance sheet and those incurred in the ordinary course of business after March 31, 2015. In the Asset Contribution Agreement Q Pacific Corporation agreed to assume the pro-rata portion of any existing lease for the property that is now occupied by Powin Corporation with respect to its historical business. In the Asset Purchase Agreement, Q Pacific Corporation assumed the stock option plan of Powin Corporation and agree to issue shares of Q Pacific Corporation to the persons granted stock options in accordance with the terms of such grants. The Asset Contribution Agreement also provided that Powin Corporation and Q Pacific Corporation shall implement a transition process whereby the Powin Corporation employees designated by Powin Corporation for transfer to Q Pacific Corporation shall become employees of Q Pacific Corporation and shall pro-rate all vacation pay allocation and other employee accruals in the spirit of the agreement.

Disposition of Preferred Stock of Powin Corporation

On August 5, 2015 Powin Corporation filed with the Nevada Secretary of State a Certificate of Designation for Preferred Stock. By this Certificate, Powin Corporation created a series of preferred stock designated "August 2015 preferred stock" covering 13,625,826 shares of preferred stock. The August 2015 preferred stock certificate provided for non-cumulative dividends when, as and if declared by the Board of Directors. The August 2015 Preferred Stock was issued in consideration of the cancellation of indebtedness owed by Powin Corporation to Joseph Lu and his associated business entities in the amount of $7,630,463. The August 2015 preferred stock has a liquidation preference of $0.56 per share and is convertible subject to adjustment on a one-for-one basis into shares of common stock of Powin Corporation and votes on an as if converted basis along with the common stock as a single class on the basis of one vote for each full share of common stock into which a share of August 2015 preferred stock would be convertible. Prior to the creation of the August 2015 Preferred Stock, Powin Corporation had outstanding 17,186 shares of $100 face value Preferred Stock. The Certificate for the August 2015 Preferred Stock provided as follows:

"notwithstanding anything to the contrary hereunder written, in the event the Company shall transfer substantially all of its assets to a wholly-owned corporation (herein " Subsidiary ") for the purpose of sale of such assets, the rights, preferences and provisions pertaining to August 2015 Preferred Stock including the conversion features thereof shall be transferred to and assumed by such Subsidiary as if such August 2015 Preferred Stock were originally issued by the Subsidiary and this Company shall be deemed relieved from any obligations as to the August 2015 Preferred Stock as if such stock had never been created or issued by this Company."

Consequently as a result of this provision concurrent with the filing of the certificate of Merger or on or before such date, Q Pacific Corporation will expressly assume the obligations as to such August 2015 Preferred Stock and the previously created Preferred Stock of Powin Corporation with the result that such preferred stock and the conversion features will not be applicable to Powin Corporation and will solely be the obligation of Q Pacific Corporation.

The Shareholders' Agreement

On March 31, 2015 Powin Corporation, SF Suntech Inc., Powin Energy Corporation and Mr. Joseph Lu, the principal majority shareholder of Powin Corporation, entered into a Shareholders' Agreement which among other things provided that the parties to the agreement would have a right to examine the books and records of Powin Energy Corporation and audit such books from time to time and that the following action could not be taken without the approval of SF Suntech and Mr. Joseph Lu: amendment of any material provision of the articles or bylaws of Powin Energy Corporation, any reorganization or merger or similar transaction involving Powin Energy Corporation, any winding up or placing into liquidation of receivership Powin Energy Corporation, any change in the accounting reference date of Powin Energy Corporation or accounting practices and policies or removal of the auditors or change in auditors, any change in the rights applicable to the shares of Powin Energy Corporation, any issuance of shares of Powin Energy Corporation by way of bonus or otherwise and or the grant of any option or right to acquire such shares except as expressly permitted by the Shareholders' Agreement, the listing of the stock of Powin Energy Corporation on a stock exchange, recommendation or proposals for any payment of any dividend or other distribution on the shares of Powin Energy Corporation and the creation or amendment of any employee share purchase or option plan.

The Shareholders' Agreement also provided that the following actions could not be taken unless approved by the director appointed by SF Suntech: the annual budget, the incurrence of any capital expenditures in excess of $300,000, the entry into any agreement for the sale or operation or management of the power storage systems, electric motor vehicle charging systems stations or similar projects and services, the incurring of any expenditure which exceed the approved budget, the entry into any contract liability or commitment which is incapable of being terminated within 12 months without the payment of a penalty, or could involve expenditure or an obligation in excess of $300,000, the creation of any encumbrance on the assets of Powin Energy Corporation, the borrowing or incurring of indebtedness except as specifically provided in the budget, any proposed sale or other disposition of assets in excess of $300,000, the acquisition of any shares or debentures of any other company, the entry into any partnership, joint venture or similar profit-sharing agreements, the cessation of the business on any material reduced scale, any advance loan or deposit of money not in the ordinary course of business, the initiation, conduct, settlement or abandoning of any claim or litigation or arbitration or other similar proceedings or the admission of liability in connection with such proceedings, the making of any change in the terms and conditions of employment of any employee, the dismissal or termination of employment of any employee with annual remuneration in excess of $150,000 unless such change, engagement or dismissal or termination is included in the approved budget, any change in the level of compensation paid to any of the directors or the terms of conditions of any employment of any directors unless such changes are included in the approved budget, any transaction with any person otherwise than at arms length and for full value with any major shareholder or related party and the adoption of participation in any pension plan or any amendment to any existing pension plan except in compliance with the advice of actuaries appointed at a meeting of the Board of Directors

The Shareholders' Agreement also provided preemptive rights as to the future issuance of shares except pursuant to certain exceptions so that if Powin Energy Corporation intends to issue or grant any new securities, such securities must first be offered to the then shareholders,) those parties who were shareholders of Powin Energy Corporation at the time this agreement was entered into (meaning SF Suntech, Joseph Lu and Powin Corporation) pro-rata unless this preemptive right is waived by Mr. Joseph Lu and SF Suntech. Each of the parties to the Shareholders' Agreement also agreed to exercise their rights as a shareholder to assure that the provisions of the Shareholders' Agreement were carried out.

The Shareholders' Agreement also established that SF Suntech would be entitled to appoint two out of five directors of Powin Energy Corporation and that Mr. Joseph Lu would be entitled to appoint three out of five of the directors of Powin Energy Corporation. While this provision was appropriate when Powin Energy Corporation was a subsidiary of Powin Corporation and not itself directly a public company, as a result of the Merger, Powin Energy Corporation is now a public company, consequently Mr. Joseph Lu intends to waive his right to appoint three of the five directors who will be appointed and elected by all the shareholders of Powin Energy Corporation in accordance with the bylaws and applicable corporate law. The Shareholders' Agreement provides the directors appointed by SF SunTech cannot be removed without the consent of SF Suntech.

The Shareholders' Agreement also granted SF Suntech certain demand and piggyback registration rights. Under the demand registration provisions of the registration rights provisions attached to the Shareholders' Agreement, if SF Suntech makes a demand that shares be registered, the company is compelled to file a registration statement with the SEC to cover such shares within 90 days of the demand and under the piggyback registration rights, Powin Energy Corporation is obligated to include in any public offering that it makes under a registration statement with the SEC, the shares of SF Suntech, with certain limitations and qualifications. Both forms of registration would be at the expense of Powin Energy Corporation. Pursuant to the Merger Agreement, Powin Corporation is bound to the terms of the Shareholders' Agreement, to the same extent as Powin Energy Corporation.

Background of Merger

On or about April 2, 2015 SF Suntech, Inc. completed payment of $12,500,000 to Powin Energy in return for 17.648% of the common stock of Powin Energy Corporation. As a result, what was formerly a wholly-owned subsidiary of Powin Corporation became an 82.352% owned subsidiary of Powin Corporation. The purpose of the infusion of the $12,500,000 into Powin Energy was primarily to provide Powin Energy with capital to implement its business plan to enter into the power storage business, a distinctly different business from that of Powin Corporation. Realizing that the business of energy storage would be more attractive to Wall Street than the historical business of Powin Corporation the Board of Directors of Powin Corporation met on July 16, 2015 to discuss an upstream merger of Powin Energy Corporation into Powin Corporation.

In order to realize its objective of transforming Powin Energy from a subsidiary of Powin Corporation into a public company which would be attractive to Wall Street, the board on July 16, 2015 instructed its counsel to prepare all necessary and appropriate Merger documents to provide for the upstream Merger of Powin Energy Corporation into Powin Corporation.

Thereafter at a shareholder meeting of Powin Corporation on July 31, Secretary and General Counsel of Powin Corporation, Nicholas Goyak, read the following statement to the shareholders at the Powin Corporation annual meeting:

"We plan to do a corporate re-organization. We will merge POWIN ENERGY CORPORATION into POWIN CORPORATION. As you know, SHUNFENG INTERNATIONAL CLEAN ENERGY, INC. ("Shunfeng") invested $12.5M into Powin Energy Corporation for which it received 15% [SIC] of Powin Energy Corporation. When we merge Powin Energy Corporation into Powin Corporation, Shun Feng's 15% [SIC] of Powin energy will be converted into 15% [SIC] of Powin Corporation. However, before we effect the Merger, there will be several things we plan to accomplish: (1) Joseph Lu and his associates will convert approximately $7.6M in debt owed to them by Powin Corporation into Preferred Stock, convertible at the current market price of Powin Corporation stock at $0.56 per share, into common stock of Powin Corporation. The $0.56 per share conversion price is based on the last trade in Powin stock as reported on the OTC:BB. (2) We will drop down the historical business and assets of Powin Corporation into a new wholly-owned Subsidiary of Powin Corporation, sell the assets for cash to either Joseph Lu or his associates, or to an ESOP or a third unrelated party and distribute the cash as a one-time dividend to the Powin Corporation shareholders. We will obtain a third party appraisal for the value of the historical Powin assets before we sell them. If as a result of such appraisal it is determined that the value of Powin's stock is greater than $0.56 per share, the $7,600,000 in debit that Mr. Lu and associates are converting into Preferred Stock will be converted at the higher price as determined by the appraisal. After these actions are completed and Powin Energy Corporation has merged into Powin Corporation, the business of Powin Corporation will be the energy storage business now conducted by Powin Energy Corporation and we will change the name of Powin Corporation to Powin Energy Corporation or another name reflecting the energy storage business. The reason we are doing this is because we believe that the energy storage business will attain more attention on Wall Street than is the case with our historic Powin Corporation business. If Wall Street finds our energy storage business more attractive and if the business takes off with revenue and profitability, we hope to list our stock on NASDAQ. We may also seek other private investors, similar to ShunFeng for the energy storage to fund growth opportunities. When we get to the stage of merging Powin Energy Corporation into Powin Corporation, we will file an Information Statement with the SEC which we will circulate to our shareholders explaining this plan in detail."

Thereafter counsel for Powin Corporation drafted a proposed merger agreement which was submitted to SF Suntech for their approval as the minority shareholder of Powin Energy Corporation. SF Suntech's counsel proposed two revisions to the merger agreement, namely that if at the effective time of the Merger the number of Powin Corporation shares or options should be increased over the amount outstanding at the date of the merger agreement the conversion ratio should proportionately be adjusted such that the Powin Energy capital stock should be converted into the right to receive such number of Powin Shares that amount to 17.648% of the fully diluted Powin Shares and that any agreement to amend the merger agreement on the part of Powin Energy shall be approved by all the stockholders of Powin Energy. Furthermore, SF Suntech requested some assurance that the rights of SF Suntech in the current shareholder agreement between SF Suntech and Powin Energy would be maintained even after the Merger into Powin Corporation. On December 2, 2015 Powin Corporation's counsel agreed to these suggested changes and further revised the merger agreement to provide for the survival of SF Suntech's rights under the shareholder agreement after the Merger to the same extent that SF Suntech had such rights prior to the Merger.

On December 3, 2015 the revised merger agreement was sent to SF Suntech for approval, and on December 3, 2015 the Merger Agreement was signed by all parties and the combined Boards of Directors of Powin Corporation and Powin Energy Corporation and all the shareholders of Powin Energy Corporation and a majority of the shareholders of Powin Corporation took action without a meeting to approve the proposed upstream Merger of Powin Energy Corporation into Powin Corporation pursuant to the Agreement and Plan of Merger and Liquidation under section 332 and 368 of the Internal Revenue Code. The boards of both corporations noted that they had reviewed and had the opportunity to discuss the information related to the Merger with management of each company and the company's legal counsel and considered the recommendations of management in connection with the Merger and after careful consideration each board determined that the terms and conditions of the Merger were just and reasonable as to each company and its shareholders so that the purpose of Powin Energy becoming a standalone energy storage publicly traded company could be achieved as a result of the Merger.

The boards stated that they believe Powin Energy will be able to attract new investment interest and to use its stock as currency for compatible acquisitions. The boards determined that the Merger was advisable and in the best interest of each of the corporations and the boards resolved to approve the form, terms and conditions of the Merger and authorize the appropriate officers of the company to execute the plan of merger. The boards further directed that the officers cause to be filed an Information Statement with the Securities and Exchange Commission pursuant to Rule 14c with the understanding that the Merger shall not be effective until 21 days after the Information Statement is mailed to all shareholders of Powin Corporation.

The board of Powin Corporation noted that it had previously authorized dropping down its historical Powin Corporation business into a newly formed wholly-owned corporation called Q Pacific Corporation, the stock of which would be held in trust for the shareholders of Powin Corporation, excluding the shareholders of Powin Energy Corporation. To implement this plan, the board authorized the entry into an Asset Contribution Agreement between Powin Corporation and Q Pacific Corporation pursuant to which Powin Corporation contributed all of its historical business and associated assets and liabilities together with $100,000 in cash to the newly formed Q Pacific Corporation entity. As a result of such contribution and drop down of assets to Q Pacific Corporation, Powin Corporation's only remaining assets consisted of its 82.352% stockholding interest in Powin Energy, the other 17.648% of Powin Energy being held by SF Suntech which had invested $12,500,000 for the 17.648% interest in Powin Energy. Upon effectiveness of the Merger, Powin Energy will go out of existence and SF Suntech's 17.648% stock ownership in Powin Energy will be converted into the same percentage stockholding in Powin Corporation which will be re-named Powin Energy Corporation.  However, on May 31, 2016, the boards of Powin Corporation and Powin Energy Corporation, in order to maximize the likelihood of a tax free merger, amended the transaction by eliminating the provision for the trust and instead revised and amended the Merger Agreement to allow Shunfeng to participate pro rata in the ownership of Q Pacific Corporation, as any other Shareholder of Powin Corporation.

Corporate Law Aspects of the Merger

As in this Merger, Powin Energy Corporation, an Oregon corporation, is merging into Powin Corporation, a Nevada corporation, the survivor in the Merger pursuant to the Merger Agreement, the Merger statutes of both Nevada and Oregon need to be followed.

The following is a brief summary of the applicable provisions of both the Nevada and Oregon merger statutes.

Nevada Merger Statutes

Under Nevada Revised Statutes ("N. R. S.") Section 92A.190 a non-Nevada corporation (i.e., a foreign corporation) may merge into a Nevada corporation if the Merger is permitted by the law of the jurisdiction under whose law the foreign corporation is organized and the Nevada corporation complies with the applicable provisions of N.R.S. 92A.100 to 90 2A.180 inclusive if it is the surviving entity in the Merger and with N.R.S. 92A 200 to 92A 240 inclusive.

92 A 100 sets forth the requirements for what must be contained in the plan of merger i.e. the name and jurisdiction of organization of each constituent entity, the name jurisdiction of organization and kind of entities that will survive the Merger and the terms and conditions of the Merger and the manner in basis of converting the owner's interests of each constituent entity into owner's interests or securities of the surviving entity. N.R.S. 92A 120 provides that after adopting a plan of merger Board of Directors of each Nevada Corporation that is a constituent entity in the Merger must submit the plan of merger for approval by its stockholders who are entitled to vote on the plan in accordance with the provisions of N.R.S. A.120. For a plan of merger to be approved the Board of Directors must recommend the plan of merger to the stockholders and the stockholders entitled to vote must approve the plan unless the plan of merger is approved by the written consent of stockholders pursuant to subsection 7 of N.R.S. 92A.120, a Nevada Corporation must notify each stockholder of the proposed stockholders meeting; however, Subsection 7 provides that unless otherwise provided in the articles of incorporation or the bylaws of the Nevada Corporation, the plan of merger may be approved by written consent as provided in N.R.S. 78.320. In the case of Powin Corporation, there is no provision in its articles of incorporation or bylaws restricting action by written consent of the stockholders. N.R.S. 78 320 subsection 2 provides unless otherwise provided in the articles of incorporation or the bylaws any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power and subsection 3 of N.R.S. 78.320 provides that in no instance where action is authorized by written consent need a meeting of stockholders be called or notice given.

In the case of Powin Corporation, the Board of Directors by unanimous consent taken without a meeting on May 31, 2016 approved the Merger Agreement, and stockholders holding in excess of 80% of the voting power of Powin Corporation took action by written consent dated May 31, 2016 approving the plan of merger. Hence no meeting of stockholders or vote of stockholders is required to approve the Merger of Powin Energy Corporation into Powin Corporation.

Moreover N.R.S. Section 92A.130 subparagraph (c) provides that action by stockholders of a surviving Nevada corporation is not required if the articles of incorporation of the surviving corporation will not differ from its articles before the Merger, and each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the Merger will hold the same number of shares with identical designations preferences limitations and relative rights immediately after the Merger and if the number of shares issuable in the Merger will not exceed 20 percent of the total number of voting shares of the surviving Nevada corporation which is the case in this Merger.

N.R.S. 92A.200 contains the filing requirements for mergers and requires that the plan of merger after approval as required by the Nevada statute shall be filed by the surviving corporation with the Secretary of State and N.R.S.92A.240 provides that the effective date and time of the Merger shall be the date when the plan of merger or the articles of merger are filed with the Nevada Secretary of State. N.R.S. 92A.250 provides that when a merger takes effect every other entity that is a constituent entity in the merger merges into the surviving corporation and the separate existence of every entity except the surviving entity ceases, the title to all real estate and other property owned by each merging constituent entity is vested in the surviving entity without any further action and that the surviving entity has all the liabilities of each other constituent entity and the shareholders' interests of each constituent entity are converted without any further action into shareholder interests in the surviving entity to the extent provided in the merger agreement and N.R.S. 92A.380 provides for dissenters rights in the merger only if approval by the stockholders is required for the merger or by the articles of incorporation. Since in this transaction pursuant to N.R.S. 92A.130 less than 20% of the total number of voting shares of the surviving corporation will be issued in the merger, approval of the stockholders is not required hence dissenters rights are not available in this merger.

Oregon Merger Statutes

Under Oregon Revised Statutes ("0. R. S.") Section 60.501, one or more foreign corporations may merge with one or more Oregon corporations if the merger is permitted by the law of the state under whose law the foreign corporation is incorporated and each foreign corporation complies with the law of its state in effecting the merger and the foreign corporation complies with O. R. S. Section 60.494 if it is the surviving corporation of the merger as is the case here where Powin Corporation, a Nevada Corporation, is the surviving entity in the merger.

O. R. S. Section 60.494 provides that after the shareholders of each corporation which is a party to the merger approve the plan of merger and the board of directors adopts the plan of merger, the surviving corporation shall deliver to the office of the Secretary of State of Oregon for filing, the Articles of Merger setting forth the name of each business entity that intends to merge and the name and type of business that will survive the merger or the name of the corporation that intends to acquire shares in the merger, that the plan of merger should contain a declaration that identifies an address for an office of the surviving corporation and where the plan of merger is on file and states that the surviving entity in the merger will provide any shareholder of any constituent corporation with a copy of the plan of merger at request at no cost and the written declaration that states that each corporation that is a party to the merger obtained the required shareholder approval, or did not require shareholder approval and that each corporation that is a party to the merger obtained authorization and approval in accordance with the statutes that govern the Corporation.

O. R. S. Section 60.497 provides that when a merger involving a corporation takes effect, every corporation that is a party to the merger merges into the surviving corporation and the separate existence of every other entity ceases, that title to all real estate and other property owned by each of the business entities that were parties to the merger is vested in the surviving business entity and that all obligations of each of the business entities that were parties to the merger including without limitation contractual, tort, statutory and administrative obligations are obligations of the surviving corporation, meaning that all obligations of Powin Energy Corporation become the obligations of Powin Corporation, the survivor of the merger and that any action or proceeding pending against each of the business entities or its shareholders that were parties to the merger may be continued as if the merger had not occurred or that the surviving business entity may be substituted as a party to the action or proceeding meaning that if there was any litigation pending against Powin Energy Corporation that litigation could proceed against the surviving entity, Powin Corporation, and that if a corporation is the surviving business entity which is the case here in that Powin Corporation is the surviving business entity, its articles of incorporation are amended to the extent provided in the Plan of Merger.

In this case in the Plan of Merger it is provided that the Articles of Incorporation of Powin Corporation will not be amended as a result of the Merger. Furthermore the effect of the Merger under O. R. S. Section 60.497 is that the shares of each owner that are to be converted into ownership interests of the surviving business entity are converted as provided in the Plan of Merger meaning in this case that the shares of the shareholders of Powin Energy not owned by Powin Corporation will be converted into shares of Powin Corporation.

O. R. S. Section 60.554 provides that shareholders of Powin Energy Corporation have a right to dissent from the Merger. However in this case the shareholders of Powin Energy Corporation unanimously approved the Merger and waived their rights to dissent from the Merger hence do not have dissenters' rights under O. R. S. Section 60.554.

BUSINESS OF POWIN ENERGY CORPORATION

Energy:

Powin Energy has developed market leading architecture that utilizes proprietary patent-pending energy storage technology for scalable grid-level and commercial energy storage systems, Electric Vehicle (EV) charging stations, and transportation applications. Through December 31, 2014, Powin Energy has focused on identifying target markets and applications and finalizing the development of products to serve those markets and applications. The Company expects increased operations from this segment in 2016 and beyond. Our business plan includes penetration of the Chinese energy market.

Powin Energy sales increased approximately $418,000 in 2014 or 204% primarily due to continued investment being made by the company in this segment's sales and new product development. Powin Energy is finalizing its product offerings and expects to book orders in 2016.

We expect Powin Energy to enter its commercialization stage in 2016 based on our existing sales pipeline. We have established a hardware research & development center in YangZhou China and a software development team in Taiwan. Both teams were fully ramped by the end of 2015 and executing well on their R&D roadmap. We expect several new products or functions to be released in 2016, to increase Powin Energy's competitiveness in the energy storage market. We expect to record revenue from commercial sales or leasing of Powin Energy storage products in the second half of 2016.

RISK FACTORS

Competition

The international market for Powin Energy products and services including China is intensely competitive and continually impacted by evolving industry standards, international and regional governmental regulations, rapid price changes and product obsolescence. Competitors in this market include many domestic and foreign companies, most of which have substantially greater financial, technical, marketing, manufacturing and other resources. As a small company, we are and will continue to be at a competitive disadvantage to most of our competitors, though Powin Energy's patent-pending architecture provides strong round trip efficiency (RTE) with an industry competitive price in all of its energy segments.

We may need additional capital and we may not be able to obtain it, which could adversely affect our liquidity and financial position.

Powin Energy relied on borrowings from Joseph Lu and an investment of $12,500,000 from SF Suntech. While we believe that we will be able to continue to raise working capital from other sources for the foreseeable future, we cannot be assured that these sources will continue to meet our working capital needs. In order to meet potential cash needs, we may be required to sell additional equity or issue debt securities. The potential sale of additional equity securities could result in additional dilution to our existing shareholders; however, the incurrence of indebtedness would result in increased debt service obligations and bind us to operating and financing covenants that would restrict our operations and liquidity.

Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including: investors' perception of, and demand for, securities of alternative manufacturers; conditions of the United States and other capital markets in which we may seek to raise funds; and our future results of operations, financial condition and cash flows;.

We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us could have a material adverse effect on our liquidity and financial condition.

Trademarks

We may register in China the trademarks used in our business. We cannot assure you that any of our trademark applications will ultimately proceed to registration or will result in registration with scope adequate for our business. Some of our applications or registration may be successfully challenged or invalidated by others. If our trademark applications are not successful, we may have to use different marks for affected services or technologies, or enter into arrangements with any third parties who may have prior registrations, applications or rights, which might not be available on commercially reasonable terms, if at all.

In addition, policing unauthorized use of our proprietary technology, trademarks and other intellectual property is difficult and expensive, and litigation may be necessary in the future to enforce our intellectual property rights. Future litigation could result in substantial costs and diversion of our resources, and could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations.

The economic, political and social conditions, as well as governmental policies, could affect the financial markets in China and our liquidity and access to capital and our ability to operate our business.

China's economy differs from the economies of most countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. While China's economy has experienced significant growth over the past, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us. This may encourage foreign manufacturing companies with more experience, greater technological know-how and larger financial resources than we have to compete against us and limit the potential for our growth. Moreover, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

China's legal system embodies uncertainties which could limit the legal protections available to you and us.

China's legal system is a civil law system based on written statutes. The overall effect of legislation over the past 26 years has significantly enhanced the protections afforded to various forms of foreign investment in

China. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since China's administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. For example, these uncertainties may impede our ability to enforce the contracts we have entered into. In addition, such uncertainties, including the inability to enforce our contracts, could materially and adversely affect our business and operation. In addition, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in China's legal system, particularly with regard to the manufacturing industry, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our suppliers.

Foreign currency fluctuations and inflationary pressures may have a negative impact on our financial condition and results of operations.

Our operations in China when effectuated will subject us to foreign currency fluctuations and inflationary pressures which may adversely affect our financial position and results of operations. Since we report our results of operations and financial condition in U.S. dollars, fluctuations in foreign currencies relative to the U.S. dollar may impact our financial results. We do not currently have a hedging program to address foreign currency fluctuations. Any steps taken by us to address foreign currency fluctuations may not eliminate all adverse effects.

Our stock is a penny stock. Trading of our stock may be restricted by the Securities and Exchange Commission's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities will be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

The Financial Industry Regulatory Authority, or FINRA, has adopted sales practice requirements which may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, FINRA has adopted rules that require, that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our common stock is illiquid and the price of our common stock may be negatively impacted by factors which are unrelated to our operations

Our common stock currently trades on a limited basis on the OTC Bulletin Board. Trading of our stock through the OTC Bulletin Board is frequently thin and highly volatile. There is no assurance that a sufficient market will develop in our stock, in which case it could be difficult for shareholders to sell their stock. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of our competitors, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Concentration of stock ownership by Joseph Lu, our Chief Executive Officer, may prevent new investors from influencing significant corporate decisions.

Joseph Lu and his family hold the vast majority of our issued and outstanding common stock. As a result, these shareholders will be able exercise control over all matters requiring shareholder approval, including the election of directors, amendments to our Articles of Incorporation and approval of major corporate transactions.

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors may need to rely on the sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT BEFORE AND
 AFTER THE MERGER

BEFORE THE MERGER

The following table sets forth, as of May 31, 2016, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers based on a total of 16,243,839 shares outstanding. Each person has sole voting and investment power with respect to the shares of common stock. Beneficial ownership consists of a direct interest in the shares of common stock.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Common stock	Joseph Lu 20550 SW 115th Ave Tualatin, OR 97062	13,396,090(a)	82.469%

Common stock	Danny Lu 20550 SW 115th Ave Tualatin, OR 97062	602,500	3.709%

Common stock	Jingshuang (Jeanne) Liu 12155 SW Ibis Ter Beaverton, OR 97007	67,167	0.413%

Common stock	George Gabriel 16135 SW Cormorant Dr Beaverton, OR 97007	4,500	0.038%

Common stock	James Osterman 12155 SW Ibis Ter Beaverton, OR 97007	2,000	0.012%

Common stock	Michael Todd Singh 5540 Summit Street West Linn, OR 97068	1,000	0.000%

(a)	These shares are held by Joseph Lu and Mei Yi Lu as Co-Trustees of the Joseph Lu Trust dated August 17, 2007, as amended

AFTER THE MERGER

The following table sets forth the same information as above for the common stock but reflecting the (i) issuance of 3,516,193 shares to S.F. Suntech in the Merger and (ii) treats Powin Corporation's 164,000 stock options as if all such options were exercised and consequently the following table is based on 19,924,032 shares of Powin Corporation, fully diluted:

Name	Amount of Shares	Percent of Class

Joseph Lu	13,396,090	67.236%

SF Suntech Portion B 30/F Bank of Tower 1 Garden Road Central, Hong Kong	3,516,193	17.648%

Danny Lu	620,500	3.102%

Jingshuang Liu	67,167	*

George Gabriel	4,500	*

James Osterman	2,000	*

Michael Todd Singh	1,000	*

*less than 1%

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of material U.S. federal income tax consequences to the Company and Company shareholders of the Merger.  This summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as of the date hereof and all subject to change at any time, possibly with retroactive effect.

The United States Internal Revenue Service, or the IRS, may challenge the tax consequences described below, and we have not requested, nor will we request, a ruling from the Internal Revenue Service or an opinion of counsel with respect to the United States federal income tax consequences of the Merger.

All shareholders are urged to consult their own tax advisors regarding the particular tax consequences to them of the Merger, including the applicability and effect of U.S. federal, state, local, foreign or other tax law and possible changes in tax law.
U.S. Federal Income Tax Consequences to the Company

U.S. Federal Income Tax Consequences to Shareholders

Shareholders of Powin Corporation are not expected to recognize gain or loss for United States federal income tax purposes as a result of the Merger.

Regulatory Approvals

No federal or state regulatory requirements must be complied with or approvals obtained in connection with the Merger Transaction.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Our Chairman and CEO, Joseph Lu, is also a Director of Powin Energy Corporation, and control 83.469% of our shares.  As a result of the Merger, Mr. Lu will control 67.236% on a fully diluted basis of our shares.  See "Security Ownership of Certain Beneficial Owners and Management."

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of the following:

COMMON STOCK

As of the Record Date, there were 575 million shares of common stock authorized with a par value of $0.001 per share, of which 16,243,839 shares were issued and outstanding. The holders of the Common Stock vote as a single class and are entitled to one vote per share on all matters to be voted on by the shareholders and have the right of cumulative voting in connection with the election of directors. The holders of Common Stock are entitled to receive pro rata dividends, when and as declared by the Board of Directors in its discretion, out of funds legally available therefore, but only if all dividends on the preferred stock have been paid in accordance with the terms of such preferred stock and there exists no deficiency in the sinking fund for the preferred stock.

Dividends on the Common Stock are declared by the Board of Directors. The payment of dividends on the Common Stock in the future, if any, will be subordinate to the preferred stock, must comply with the provisions of the California Corporation Code and will be determined by the Board of Directors. In addition, the payment of such dividends will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

PREFERRED STOCK

There were 25,000,000 preferred shares authorized, $100 face value, of which 9,102 and 8,084 preferred shares were outstanding.  There were also 13,625,826 shares of 2015 Preferred Stock outstanding.  All of the preferred stock will upon effectiveness of the Merger be transferred to Q Pacific Corporation and no longer be a claim on the assets of Powin Corporation.

AVAILABLE INFORMATION

The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the Commission at (202) 942-8088 for further information. Copies of such materials may also be accessed electronically by means of the Commission's home page on the Internet at "http://www.sec.gov."

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

-          The Company's Annual Report on Form 10-K for the year ended December 31, 2015

-          The Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2016

-          8-K Report, dated December 3, 2015 (Report on Merger)

-          8-K Report, dated August 1, 2015 (Report on Asset Contribution Agreement)

-          8-K Report, dated August 5, 2015 (Report on Preferred Stock)

-          8-K Report, dated July 31, 2015 (Report on Corporate – Reorganization)

-          8-K Report, dated June 11, 2015 (Report on Issuance of Shares to SF Suntech in consideration of $12,500,000)

Any document incorporated herein by reference can be obtained by contacting the Commission as described above under "Available Information" or by contacting the Company by mail at 20550 SW 115th Ave., Tualatin, OR 97062, by telephone at (503) 598-6659. The Company will provide the documents incorporated by reference without charge upon such written or oral request.

/S/ Joseph Lu Joseph Lu Chairman and CEO

June 17, 2016

Schedule 14C Information Statement

INDEX OF EXHIBITS

EXHIBIT 2.1	Amended and Restated Agreement and Plan of Merger and Liquidation, May 31, 2016, between Powin Corporation and Powin Energy Corporation (attached)

EXHIBIT 10.1	Asset Contribution Agreement, August 1, 2015 between Powin Corporation and Q Pacific Corporation, incorporated by reference to Report on Form 8-K, dated August 1, 2015

EXHIBIT 9.01	Certificate of Designation of August 2015 Preferred Stock, incorporated by reference to Report on Form 8-K, dated August 5, 2015

EXHIBIT 10.23	Shareholders’ Agreement, December 2015, Powin Corporation, SF SUNTECH Inc. and Joseph Lu, attached hereto.

EXHIBIT 99.1	Audited Financials of Powin Energy Corporation, years 2014, 2015